
                           XCL Ltd. and Subsidiaries
 Exhibit 11-    Computation of Earnings Per Common and Common
                                Equivalent Share

                  (Amounts in thousands except, per share amounts)

                                         Three Months Ended      Nine Months Ended
                                           September 30            September 30
                                         ------------------      -----------------
                                           1995       1994        1995      1994
                                           ----       ----        ----      ----
PRIMARY:
Loss before extraordinary item          $ (10,496)  $ (9,720)   $ (25,371)  $ (22,727)
Extraordinary charge for early
  extinguishment of debt                       --         --           --      (1,742)
                                           ------     ------       ------     -------

Net loss                                  (10,496)    (9,720)     (25,371)    (24,469)

Dividends on preferred stock                 (103)        --       (2,567)     (2,554)
                                           ------     ------       ------     -------

Net loss attributable to common stock   $ (10,599)  $ (9,720)   $ (27,938)  $ (27,023)
                                           ======     ======       ======      ======

Weighted average number of shares
 common stock outstanding                 242,533    210,485      238,029     187,217

Common stock equivalents (computed
 using treasury stock method)                  --         --           --          --
                                          -------    -------      -------     -------

Average number of shares of common
 stock and common stock equivalents
 outstanding                              242,533    210,485      238,029     187,217
                                          =======    =======      =======     =======

Net loss per common and common equivalent share:

   Net loss before extraordinary item   $    (.04)  $   (.05)   $    (.11)   $   (.13)

     Extraordinary item                        --         --           --        (.01)
                                         --------    -------     --------      ------

Net loss per common and common
 equivalent share                       $    (.04)  $   (.05)   $    (.11)   $   (.14)
                                         ========     ======     ========      ======

FULLY DILUTED:

Fully diluted net loss per common
 and common equivalent share                  (1)        (1)         (1)         (1)

-----------
(1)     All amounts are anti-dilutive or immaterial and therefore not presented in the financial statements.





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